Exhibit 99.1

COEUR ANNOUNCES FINAL REDEMPTION OF ITS 7 1/4% DEBENTURES

Coeur d’Alene, Idaho – February 11, 2003 — Coeur d’Alene Mines Corporation (NYSE:CDE), the world’s largest primary silver producer, announced today the redemption of the remaining outstanding $9.6 million principal amount of the Company’s 7 1/4% Convertible Subordinated Debentures due October 15, 2005. The final redemption date is set for March 11, 2004.

Under terms of the indenture, the debentures are redeemable at the option of the Company in whole or part at 100.9% of the principal amount for cash, plus accrued interest to the redemption date. Notice of redemption will be mailed at least 30 days, but not more than 60 days, before the redemption date to each holder of debentures. From and after the redemption date, interest will cease to accrue on the debentures. The debentures may be converted into shares of the Company’s common stock at any time before the close of business on March 10, 2004 in accordance with the terms and conditions of the indenture governing the debentures.

Coeur d’Alene Mines Corporation is the world’s largest primary silver producer, as well as a significant, low-cost producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile and Bolivia.

Contact:	Tony Ebersole Director of Investor Relations 1-800-523-1535

Cautionary Statement

This document contains numerous forward-looking statements relating to the Company’s silver and gold mining business. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Operating, exploration and financial data, and other statements in this document are based on information the company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves and resources, mining and processing conditions, changes that could result from the Company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, and risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.